EXHIBIT 99.1

For immediate release.	Contact:	John Van Blaricum
913.307.1017

Mediware Chief Operating Officer to Step Down Later this Year

John Damgaard resigns from the Lenexa-based software company.

LENEXA, KS, June 1, 2012 - Mediware Information Systems, Inc. (Nasdaq: MEDW) announced that John Damgaard will step down as chief operating officer of the company effective September 7, 2012.  Mr. Damgaard leaves Mediware to join a private company as its president.

"It is with sadness, but also pride, that I announce the departure of John Damgaard,” said Thomas Mann, Mediware’s president and chief executive officer. “He has been a tremendous asset in positioning the Company for continued success. While we will all miss him, he is taking the next step in his career and we wish him much continued success."

“I have spent almost nine years working to grow the business and establish Mediware software as the leading edge in the segments of care we serve,” said Mr. Damgaard.  “I am very proud of all that we have accomplished during my time at Mediware and look forward to watching the company from the sidelines as it continues to grow.”

Mr. Damgaard will continue in his current role throughout the summer to ensure a smooth transition.  Mr. Mann will leverage the time to consider several options, including hiring a new Chief Operating Officer or restructuring roles within the company to take advantage of the strong leaders that Mediware has developed over the years.

About Mediware
Mediware delivers interoperable best-of-breed software systems that improve efficiencies and address safety concerns, enabling healthcare organizations to improve care processes while decreasing costs. Core Mediware solutions include blood management technologies for hospitals and blood centers; cell therapy solutions for cord blood banks, cancer treatment centers and research facilities; medication management solutions for hospitals, behavioral health facilities, infusion and specialty pharmacy providers; and business intelligence-based performance management solutions for clinical, regulatory and financial aspects of the broader healthcare market. For more information about Mediware products and services, visit our website at www.mediware.com.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and  are intended to be covered by the safe harbor created thereby. Such forward-looking statements are not necessarily based on historical facts and involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. These risk and uncertainties include but are not limited to those disclosed in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company does not intend to, and undertakes no obligation to, update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time. The Company regularly posts important information to the investor relations section of its website.